CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price(1)	Fee
Senior Fixed Rate Step-Up Securities Due 2017	$508,481.47	$58.27
(1)           The U.S. dollar equivalent of the maximum aggregate offering price has been calculated using an exchange rate of RUB 29.4996 per U.S.$1 as of March 29, 2012.

March 2012 Pricing Supplement No. 131 Registration Statement No. 333-178081 Dated March 29, 2012 Filed pursuant to Rule 424(b)(2)
RUB 15,000,000 Senior Fixed Rate Step-Up Securities due April 16, 2017
RUB Denominated / USD Payable

Interest will be payable annually on the securities at a rate of (i) Years 1 and 2: 9.25% per annum, (ii) Years 3 and 4: 9.50% per annum and (iii) Year 5: 9.75% per annum.  The securities are denominated in Russian ruble (the “ruble” or “RUB”), but all interest payments and the payment at maturity will be made in U.S. dollars (“USD”) based on the RUB amount of such payment converted at the RUB/USD exchange rate as of the relevant valuation date.  Due to this mandatory conversion into U.S. dollars, your USD investment in the securities and each interest payment is subject at all times to the RUB/USD exchange rate risk.  If the RUB has strengthened relative to the USD on the relevant valuation date, the interest amount or the amount of principal you receive at maturity in USD, as applicable, will increase.  However, if the RUB has weakened relative to the USD on the relevant valuation date, the interest amount or the amount of principal you receive at maturity in USD, as applicable, will decrease. As a result of this currency exchange risk, you could lose some or a substantial portion of your initial USD investment.
The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.  Morgan Stanley is offering the securities on a global basis.
FINAL TERMS
Issuer:	Morgan Stanley
Pricing date:	March 29, 2012
Original issue date:	April 16, 2012 (12 business days after the pricing date)
Interest accrual date:	April 16, 2012
Maturity date:	April 16, 2017
Denomination currency:	Russian ruble
Payment currency:	U.S. dollars
Aggregate principal amount:	RUB 15,000,000. May be increased prior to the original issue date but we are not required to do so.
Minimum denominations:	RUB 1,000 per security and integral multiples thereof	RUB principal amount:	RUB 1,000 per security
Issue price:
At variable prices
The securities are denominated in Russian ruble; however, we will accept payment for the securities in U.S. dollars in order to facilitate the purchase of the securities based upon the RUB/USD spot rate for purchasing Russian ruble as of the date of your initial investment quoted by the calculation agent.  See “The Securities” on page 2.

Payment at maturity:
The RUB principal amount converted into U.S. dollars at the exchange rate on the final valuation date plus accrued and unpaid interest.  Consequently, this USD amount is subject to currency exchange risk.

Redemption percentage at maturity:	100%
Interest payment dates:
The 16th day of each April, beginning on April 16, 2013; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Interest amount:
The product of (i) the RUB principal amount and (ii) the interest rate, as calculated based on the day count convention.  This amount will be converted into U.S. dollars at the exchange rate on the applicable valuation date.  Consequently, this USD amount is subject to currency exchange risk.

Interest rate:
9.25% per annum, from and including the original issue date to but excluding April 16, 2014;
9.50% per annum, from and including April 16, 2014 to but excluding April 16, 2016; and
9.75% per annum, from and including April 16, 2016 to but excluding the maturity date.

Interest payment period:	Annual
Day count convention:	30/360
Valuation dates:
The currency business day preceding the relevant interest payment date or the maturity date, as applicable.  We refer to the currency business day preceding the maturity date as the final valuation date.

Exchange rate:
On any currency business day, the Russian ruble/U.S. dollar exchange rate, expressed as the amount of Russian rubles per one U.S. dollar, for settlement in one currency business day, as determined by reference to the reference source on such currency business day.  For more information, please see “Fact Sheet––Key Terms––Exchange rate” below.

CUSIP / ISIN:	61747WAN9 / US61747WAN92
Common Code:	076913056
Listing:	We do not expect to list the securities on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public(1)(2)	Agent’s Commissions(2)	Proceeds to Issuer
Per security	At variable prices	RUB 12.50	RUB 987.50
Total	At variable prices	RUB 187,500	RUB 14,812,500
(1)
The securities will be offered from time to time in one or more negotiated transactions at varying prices to be determined at the time of each sale, which may be at market prices prevailing, at prices related to such prevailing prices or at negotiated prices.  See “Risk Factors—The price you pay for the securities may be higher than the prices paid by other investors.”

(2)
Morgan Stanley or one of our affiliates will pay varying discounts and commissions to dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent) and their financial advisors of up to RUB 12.50 per security depending on market conditions.  See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The securities involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement dated November 21, 2011        Prospectus dated November 21, 2011

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

RUB 15,000,000 Senior Fixed Rate Step-Up Securities due April 16, 2017
RUB Denominated / USD Payable

The Securities

The securities are debt securities of Morgan Stanley.  We describe the basic features of these securities in the sections of the accompanying prospectus called “Description of Debt Securities—Fixed Rate Debt Securities” and of the prospectus supplement called “Description of Notes,” subject to and as modified by the provisions described below.  All interest payments and the payment at maturity on the securities will be made in U.S. dollars based on the RUB amount of such payment converted at the RUB/USD exchange rate as of the relevant valuation date.  Due to this mandatory conversion into U.S. dollars, your USD investment in the securities and each interest payment is subject at all times to RUB/USD exchange rate risk and you could lose some or a substantial portion of your USD investment.  All payments on the securities are subject to the credit risk of Morgan Stanley.

The RUB principal amount of each security is RUB 1,000 and the issue price is variable.  The issue price of the securities includes the agent’s commissions paid with respect to the securities as well as the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The secondary market price, if any, at which Morgan Stanley & Co. LLC (“MS & Co.”) is willing to purchase the securities is expected to be affected adversely by the inclusion of these commissions and hedging costs in the issue price.  In addition, the secondary market price may be lower due to the costs of unwinding the related hedging transactions at the time of the secondary market transaction.  See “Risk Factors—The inclusion of commissions and the cost of hedging, including the projected profit from the hedging, in the original issue price is likely to adversely affect secondary market prices.”

The securities are denominated in Russian ruble; however, we will accept payment for the securities in U.S. dollars in order to facilitate the purchase of the securities. This U.S. dollar purchase amount will be based upon the RUB/USD spot rate for purchasing Russian ruble as of the date of your initial investment quoted by the calculation agent based upon prevailing market conditions, including the current bid/offer spread prevailing in the market. This RUB/USD spot rate quoted by the calculation agent will be communicated to you and/or your broker as soon as practicable on or after you place your order to purchase the securities. See “Risk Factors––If you pay for the securities in U.S. dollars, the exchange rate used for conversion of your U.S. dollar payment into the RUB principal amount will be a rate quoted by our affiliate.”

We expect to profit from the bid/offer spread reflected in the RUB/USD spot rate. We will not charge any other currency exchange commissions or other fees to convert the U.S. dollars into the RUB principal amount.

Maturity:	5 years
Denomination currency:	RUB
Payment currency:
USD
The securities are denominated in RUB, but all interest payments and the payment at maturity on the securities will be made in USD.  As a result, the amount you receive on each interest payment date and at maturity is subject to RUB/USD exchange rate risk.

Interest rate:
Years 1 and 2: 9.25% per annum
Years 3 and 4: 9.50% per annum
Year 5: 9.75% per annum
For each interest payment date, the interest rate will be applied to the RUB principal amount and the interest amount payable will be converted into USD at the exchange rate on the applicable valuation date, which is the currency business day preceding the relevant interest payment rate.

Payment at maturity:
100% of the RUB principal amount.
The payment at maturity will equal the RUB principal amount converted into U.S. dollars at the exchange rate on the final valuation date, plus accrued and unpaid interest.  Consequently, this amount is subject to currency exchange risk.

March 2012	Page 2

RUB 15,000,000 Senior Fixed Rate Step-Up Securities due April 16, 2017
RUB Denominated / USD Payable

Fact Sheet

The securities are senior unsecured obligations of Morgan Stanley, are denominated in RUB, but all interest payments and the payment at maturity will be made in USD based on the RUB amount of such payment converted at the RUB/USD exchange rate as of the relevant valuation date.  At maturity, an investor will receive the RUB principal amount of securities in USD that may be greater than, equal to or less than, the USD value of the original investment depending on the performance of the RUB relative to the USD on the final valuation date.  As a result of this currency exchange risk, you could lose some or a substantial portion of your initial USD investment. The securities are issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the securities are subject to the credit risk of Morgan Stanley.
Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
March 29, 2012	April 16, 2012 (12 business days after the pricing date)	April 16, 2017
Key Terms
Issuer:	Morgan Stanley
Denomination currency:	Russian ruble
Payment currency:	U.S. dollars
Aggregate principal amount:	RUB 15,000,000. May be increased prior to the original issue date but we are not required to do so.
Minimum denominations:	RUB 1,000 per security and integral multiples thereof	RUB principal amount:	RUB 1,000 per security
Issue price:
At variable prices

The securities are denominated in Russian ruble; however, we will accept payment for the securities in U.S. dollars in order to facilitate the purchase of the securities based upon the RUB/USD spot rate for purchasing Russian ruble as of the date of your initial investment quoted by the calculation agent.  See “The Securities” on page 2.

Payment at maturity:
The RUB principal amount converted into U.S. dollars at the exchange rate on the final valuation date plus accrued and unpaid interest.  Consequently, this USD amount is subject to currency exchange risk.

Redemption percentage at maturity:	100%
Interest accrual date:	April 16, 2012
Interest payment dates:
The 16th day of each April, beginning on April 16, 2013; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Interest amount:
The product of (i) the RUB principal amount and (ii) the interest rate, as calculated based on the day count convention. This amount will be converted into U.S. dollars at the exchange rate on the applicable valuation date.  Consequently, this USD amount is subject to currency exchange risk.

Interest rate:
9.25% per annum, from and including the original issue date to but excluding April 16, 2014;
9.50% per annum, from and including April 16, 2014 to but excluding April 16, 2016; and
9.75% per annum, from and including April 16, 2016 to but excluding the maturity date.

Interest payment period:	Annual
Day count convention:	30/360
Valuation dates:
The currency business day preceding the relevant interest payment date or the maturity date, as applicable.  We refer to the currency business day preceding the maturity date as the final valuation date.

Exchange rate:
On any currency business day, the Russian ruble/U.S. dollar exchange rate, expressed as the amount of Russian rubles per one U.S. dollar, for settlement in one currency business day, calculated by the Chicago Mercantile Exchange (“CME”) and as published on CME’s website, which appears on the Reuters Screen EMTA Page (the “reference source”), at approximately 1:30 p.m., Moscow time, on that currency business day.  The exchange rate shall be calculated by the CME pursuant to the Chicago Mercantile Exchange / EMTA, Inc. Daily Russian Ruble Per U.S. Dollar Reference Rate Methodology (which means a methodology, effective as of June 16, 2005, as amended from time to time, for a centralized industry-wide survey of financial institutions in Russia that are active participants in the Russian Ruble/U.S. Dollar spot market for the purpose of determining the RUB CME-EMTA Rate), provided that if (i) no such rate is displayed on the applicable reference source for such day (ii) such day is an unscheduled holiday or (iii) the calculation agent determines in good faith that the rate so displayed on the applicable reference source is manifestly incorrect, the exchange rate will equal the arithmetic mean, as determined by the calculation agent, of the firm offer quotes, after eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest) of exchange rates for conversion of Russian ruble into U.S. dollars determined by at least five independent leading dealers selected by the calculation agent (the “reference dealers”), in the underlying market for Russian ruble taking into consideration the latest available quotation for such exchange rate and any other information deemed relevant by such reference dealers; provided further that if (i) the difference between the highest and lowest exchange rates for conversion of Russian ruble into U.S. dollars determined by the reference dealers on such date pursuant to the previous clause of this sentence is greater than 1% or (ii) the calculation agent is unable to obtain five such quotes from the reference dealers on such date for any reason, the exchange rate shall be the exchange rate as determined by the calculation agent in good faith on such day taking into account any information deemed relevant by the calculation agent.

Quotations of Morgan Stanley & Co. LLC (“MS & Co.”) or the calculation agent or any of their affiliates may be included in the calculation of any mean described above, but only to the extent that any such exchange rate quoted is the lowest of the exchange rate quotes obtained.

Risk factors:	Please see “Risk Factors” beginning on page 8.

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RUB 15,000,000 Senior Fixed Rate Step-Up Securities due April 16, 2017
RUB Denominated / USD Payable

Unscheduled holiday:
A day that is not a currency business day with respect to the Russian ruble and the market was not made aware of such fact (by means of a public announcement or by reference to other publicly announced information) until a time later than 9:00 a.m. local time in the principal financial center(s) for the Russian ruble on the date that is two currency business days prior to the applicable valuation date.

Currency business day:
A day on which commercial banks are open for business (including dealings in foreign exchange in accordance with the market practice of the foreign exchange market) in (i) The City of New York and (ii) Moscow, Russia disregarding any unscheduled holiday.

Business day:	Any day, other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

General Information
Listing:	We do not expect to list the securities on any securities exchange.
CUSIP / ISIN:	61747WAN9 / US61747WAN92
Common Code:	076913056
Minimum ticketing size:	RUB 1,000 / 1 security
Tax considerations:
In the opinion of our counsel, Davis Polk & Wardwell LLP, the securities will be treated as debt instruments denominated in a currency (the “denomination currency”) other than the U.S. dollar for U.S. federal income tax purposes, and will therefore be subject to special rules under Section 988 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations thereunder.

Please see the section of the accompanying prospectus supplement called “United States Federal Taxation – Tax Consequences to U.S. Holders – Notes – Foreign Currency Notes.”  In general, a U.S. holder will be required to include the U.S. dollar value of the interest accrued or paid on the securities as determined under the applicable Treasury regulations.  The rules under Section 988 of the Code could also require some or all of the gain or loss recognized upon sale, exchange or retirement of the securities to be recharacterized as ordinary income or loss, to the extent that such gain or loss is due to the fluctuation of exchange rates.

The rules under Section 988 of the Code are complex, and their application to a U.S. holder may depend on the holder’s particular U.S. federal income tax situation (including whether certain elections are made by the holder).  The preceding paragraph contains only a brief summary of the rules described in the section of the accompanying prospectus supplement called “United States Federal Taxation – Tax Consequences to U.S. Holders – Notes – Foreign Currency Notes.”  Both U.S. and non-U.S. holders should read the section of the accompanying prospectus supplement entitled “United States Federal Taxation.”

You should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax Considerations,” when read in combination with the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Trustee:	The Bank of New York Mellon
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”)
Calculation agent:	Morgan Stanley Capital Services LLC (“MSCS”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

We, through our subsidiaries or others, have carried out, and will continue to carry out, hedging activities in connection with the securities by taking positions in futures, forwards and options contracts on the Russian ruble, cross currency swaps or positions in any other available currencies or instruments that we may wish to use in connection with such hedging.  Such purchase activity could have increased the value of the Russian ruble relative to the U.S. dollar at the time of your initial investment, and, therefore, the value relative to the U.S. dollar that the Russian ruble must attain on the final valuation date before you would receive at maturity a payment that, following conversion into U.S. dollars, equals or exceeds your U.S. dollar investment in the securities.  Additionally, such hedging activity during the term of the securities could potentially affect the RUB/USD exchange rate on any valuation date and, accordingly, the amount of U.S. dollars you will receive on interest payment dates and at maturity.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment

March 2012	Page 4

RUB 15,000,000 Senior Fixed Rate Step-Up Securities due April 16, 2017
RUB Denominated / USD Payable

in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information	We expect to deliver the securities against payment therefor in New York, New York on April 16, 2012,

March 2012	Page 5

RUB 15,000,000 Senior Fixed Rate Step-Up Securities due April 16, 2017
RUB Denominated / USD Payable

regarding plan of distribution; conflicts of interest:	which will be the twelfth scheduled business day following the date of the pricing of the securities. Under Rule 15c6 1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade securities on the date of pricing or on or prior to the third business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The securities will be offered from time to time in one or more negotiated transactions at varying prices to be determined at the time of each sale, which may be at market prices prevailing, at prices related to such prevailing prices or at negotiated prices.

Morgan Stanley or one of our affiliates will pay varying discounts and commissions to dealers, including Morgan Stanley Smith Barney LLC (“MSSB”) and their financial advisors of up to RUB 12.50 per security depending on market conditions.  The agent may distribute the securities through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

Validity of the securities:
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such securities will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 21, 2011, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 21, 2011.  This opinion is also subject to the discussion, as stated in such letter, of the enforcement of securities denominated in a foreign currency.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This is a summary of the terms and conditions of the securities.  We encourage you to read the accompanying prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

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RUB 15,000,000 Senior Fixed Rate Step-Up Securities due April 16, 2017
RUB Denominated / USD Payable

How the Securities Work

The following hypothetical examples illustrate how interest amounts and the amount of principal payable at maturity are affected by the performance of the RUB relative to the USD.  The examples assume an exchange rate of 30 at the time of your initial investment and reflect an interest rate of (i) Years 1 and 2: 9.25% per annum, (ii) Years 3 and 4: 9.50% per annum and (iii) Year 5: 9.75% per annum.  If the exchange rate was 30 at the time of your initial investment, the USD equivalent amount of RUB 1,000 would be approximately $33.33 at that time.  The following examples are hypothetical and are provided for illustrative purposes only.  The numbers appearing in the examples below have been rounded for ease of analysis.

Interest Amounts

Example 1 – The RUB has appreciated on the valuation date relating to the first interest payment date to an exchange rate of 29.  The interest amount payable to you for each security on the first interest payment date will be calculated as follows:

Interest amount	=	RUB 1,000 × interest rate	=	RUB 1,000 × 9.25%	=	$3.19
		applicable exchange rate		29 RUB/USD

Because the RUB has appreciated relative to the USD on the relevant valuation date, the interest amount (in USD terms) is greater than the amount that would have been payable had the ruble depreciated or remained unchanged from the time of your initial investment.

Example 2 – The RUB has depreciated on the valuation date relating to the fourth interest payment date to an exchange rate of 31.  The interest amount payable to you for each security on the fourth interest payment date will be calculated as follows:

Interest amount	=	RUB 1,000 × interest rate	=	RUB 1,000 × 9.50%	=	$3.06
		applicable exchange rate		31 RUB/USD

Because the RUB has depreciated relative to the USD on the relevant valuation date, the interest amount will be negatively affected by the depreciation of the RUB and will be less than the amount that would have been payable (in USD terms) had the ruble appreciated or remained unchanged from the time of your initial investment.  Despite the higher interest rate for Year 4, the interest amount the investor receives in this example is less than the interest amount for the first interest payment date in Example 1 due to the depreciation of the ruble relative to the USD.

Amount of Principal Payable at Maturity

Example 3 – The RUB has appreciated on the final valuation date to an exchange rate of 23.  The amount of principal you receive at maturity will be converted into USD at the exchange rate on the final valuation date.  The amount of principal payable to you at maturity for each security will be calculated as follows:

Payment of principal at maturity	=	RUB 1,000	=	RUB 1,000	=	$43.48
		applicable exchange rate		23 RUB/USD

Example 4 – The RUB has depreciated on the final valuation date to an exchange rate of 65.  Because the RUB has weakened relative to the USD on the final valuation date, the amount of principal you receive at maturity for each security (in USD terms) will be negatively affected by the depreciation of the RUB and will be less than your initial USD investment in the securities.  The amount of principal payable to you at maturity for each security will be calculated as follows:

Payment of principal at maturity	=	RUB 1,000	=	RUB 1,000	=	$15.38
		applicable exchange rate		65 RUB/USD

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RUB 15,000,000 Senior Fixed Rate Step-Up Securities due April 16, 2017
RUB Denominated / USD Payable

Risk Factors

The securities involve risks not associated with an investment in ordinary fixed rate notes.  This section describes the most significant risks relating to the securities.  For a complete list of risk factors, please see the accompanying prospectus.  Investors should consult their financial and legal advisers as to the risks entailed by an investment in the securities and the suitability of the securities in light of their particular circumstances.

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The payment at maturity and all payments of interest are exposed to currency exchange risk with respect to the Russian ruble relative to the U.S. dollar. All interest amounts and the amount of principal payable at maturity will be denominated in RUB but will be mandatorily converted and paid to you in USD at the RUB/USD exchange rate on the applicable valuation date.  A depreciation in the RUB relative to the USD on the final valuation date relative to its value at the time of your initial investment, including as a result of a widening of currency bid/offer spreads, would mean you would receive at maturity less, and possibly significantly less, than the USD amount of your initial investment in the securities.  As a result of this currency exchange risk, you could lose some or a substantial portion of your initial USD investment.  Similarly, a depreciation in the RUB relative to the USD on the valuation date applicable to any interest payment date will mean that the interest amounts paid in USD will decline, possibly significantly.  For any investors whose home / functional currency is not the U.S. dollar, both interest and principal payments on the securities will be further subject to the possibility of significant changes in rates of exchange between the U.S. dollar and such home / functional currency.

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The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

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The market value of the securities in U.S. dollars may be influenced by many unpredictable factors.  Several factors, some of which are beyond our control, will influence the value of the securities in the secondary market and the amount of U.S. dollars you would receive if MS & Co. were willing to purchase your securities in the secondary market.  As noted above, we expect that the RUB/USD exchange rate on any day will affect the value of the securities more than any other single factor.  Other factors that may influence the value of the securities include: (i) the volatility (frequency and magnitude of changes in value) of the RUB/USD exchange rate, which impact currency bid/offer spreads; (ii) interest and yield rates in Russia; (iii) geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the RUB, the USD or currencies markets generally and that may affect the exchange rate on the valuation dates; (iv) the time remaining to the maturity of the securities; and (v) any actual or anticipated changes in our credit ratings or credit spreads.  Some or all of these factors will influence the amount of U.S. dollars that you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial discount from the USD equivalent of your initial investment in the securities if, at the time of sale, the RUB has weakened relative to the USD or if interest rates rise.

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If you pay for the securities in U.S. dollars, the exchange rate used for conversion of your U.S. dollar payment into the RUB principal amount will be a rate quoted by our affiliate.  The securities are denominated in Russian ruble; however, we will accept payment for the securities in U.S. dollars in order to facilitate the purchase of the securities. The exchange rate that will be used to calculate the amount of U.S. dollars needed to pay the RUB principal amount of your purchase will be the RUB/USD spot rate for purchasing Russian ruble as of the date of your initial investment quoted by the calculation agent, which is our affiliate.  As a result, this exchange rate is different from the exchange rate that will be used for the purpose of converting the RUB principal amount at maturity and interest payments.  Instead, this exchange rate will be the rate quoted by our affiliate in its sole discretion based upon prevailing market conditions, including the current bid/offer spread that is prevailing in the market.  We expect to profit from that bid/offer spread reflected in the RUB/USD spot rate.

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The price you pay for the securities may be higher than the prices paid by other investors.  The agent proposes to offer the securities from time to time for sale to investors in one or more negotiated transactions, or otherwise, at

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RUB Denominated / USD Payable

market prices prevailing at the time of sale, at prices related to then-prevailing prices, at negotiated prices, or otherwise. Accordingly, there is a risk that the price you pay for the securities will be higher than the prices paid by other investors based on the date and time you make your purchase, from whom you purchase the securities (e.g., directly from the agent or through a broker or dealer), any related transaction cost (e.g., any brokerage commission), whether you hold your notes in a brokerage account, a fiduciary or fee-based account or another type of account and other market factors.

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The securities will likely not be listed on any securities exchange and secondary trading may be limited.  We do not expect to list the securities on any securities exchange. Therefore, there may be little or no secondary market for the securities.  Our affiliate, MS & Co., may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

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The securities are exposed to a single emerging markets currency and therefore expose you to significant non-diversified currency risk.  A U.S. dollar investment in the securities is subject to risk of significant adverse fluctuations in the performance of a single emerging market currency, the Russian ruble, relative to the U.S. dollar.  As an emerging markets currency, the Russian ruble is subject to an increased risk of significant adverse fluctuations in value.  Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the issuing countries, which may negatively affect the value of the securities.

The exchange rate between the Russian ruble and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Russia or elsewhere, and by macroeconomic factors and speculative actions.  Until 1998, the Central Bank of Russia maintained a currency band to limit fluctuations of the Russian ruble within a certain specified range.  In August 1998, the Russian ruble devalued significantly, forcing the Central Bank of Russia to abandon attempts to maintain the value of the ruble and in early September 1998, the Central Bank of Russia announced that it would allow the Russian ruble to float freely against the U.S. dollar.  Since 1998, the Central Bank of Russia has maintained a managed float of the Russian ruble against the U.S. dollar and continues to intervene in the currency to achieve its targeted exchange rates.  In February 2006, the Central Bank of Russia announced that the Russian ruble would be targeted against a new weighted currency basket consisting of the euro and U.S. dollar to decouple the Russian ruble from the U.S. dollar.  In July 2006, Russia lifted all currency controls on the Russian ruble and the Russian ruble became fully convertible and freely tradeable.  The Russian ruble sharply depreciated against the U.S. dollar in 2008 and 2009 but has since recovered somewhat.  The Central Bank of Russia periodically intervenes by purchasing surplus U.S. dollar liquidity from both natural resource exports and the foreign exchange market when foreign exchange fluctuations are sharp.  There is an annual guideline in the Main Directions of Monetary Policy to which the Central Bank of Russia adheres.  Factors affecting any future intervention in the Russian ruble or changes in policy include foreign currency reserves, the balance of payments, the extent of governmental surpluses and deficits, the size of Russia’s debt service burden relative to the economy as a whole, regional hostilities, terrorist attacks or social unrest, and political constraints to which Russia may be subject.

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Government intervention in the currency markets could materially and adversely affect the value of the securities.  Foreign exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  As described above, governments, including those of Russia and the United States, may use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the securities is that their liquidity, trading value and amount payable could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders.  There will be no offsetting adjustment or change made during the term of the securities in the event that the floating exchange rate between the RUB and the USD should become fixed.  Nor will there be any offsetting adjustment or change in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the Russian ruble or the

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RUB Denominated / USD Payable

U.S. dollar, or any other currency.  Any significant changes or governmental actions with respect to the Russian ruble, the U.S. dollar or any other currency that result in a weakening of the RUB relative to the USD will adversely affect the value of the securities and the return on a USD investment in the securities.

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Even though currencies trade around-the-clock, the securities will not.  The interbank market in foreign currencies is a global, around-the-clock market.  Therefore, the hours of trading for the securities, if any trading market develops, will not conform to the hours during which the RUB and/or the USD are traded.  Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the securities.  The possibility of these movements should be taken into account in relating the U.S dollar value of the securities to those in the underlying foreign exchange markets.  There is no systematic reporting of last-sale information for foreign currencies.  Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the RUB/USD exchange rate used in calculating any payment due to you under the securities.  There is no regulatory requirement that those quotations be firm or revised on a timely basis.  The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

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Suspension or disruptions of market trading in the Russian ruble may adversely affect the value of the securities.  The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators.  These circumstances could adversely affect the RUB/USD exchange rate, including by significantly widening the bid/offer spread, and therefore, the payments on the securities and the value of the securities in the secondary market.

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The inclusion of commissions and the cost of hedging, including the projected profit from the hedging, in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the USD equivalent of the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

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The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, Morgan Stanley Capital Services LLC, which we refer to as MSCS, will determine the exchange rate on each of the valuation dates and will calculate the amount you will receive on each interest payment date and at maturity.  MSCS will also determine the RUB/USD spot rate for purchasing Russian ruble, that will be used to calculate the amount of U.S. dollars needed to pay the RUB principal amount.  Determinations made by MSCS in its capacity as calculation agent, including with respect to the determination of an exchange rate under certain circumstances as described under “Fact Sheet––Key Terms––Exchange rate,” may affect the payout to you at maturity.

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Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.  One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the securities (and possibly to other instruments linked to the RUB and/or USD), including trading in futures, forwards and options contracts on the RUB and cross currency swaps, as well as in other instruments related to the RUB and/or USD and related interest rates.  Some of our subsidiaries also trade the RUB and other financial instruments related to the RUB on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities at or prior to the time of your initial investment could have increased the value of the RUB relative to the USD at the time of your initial investment and, as a result, the value relative to the USD that the Russian ruble must attain on the final valuation date before you would receive a payment of principal at maturity that, following conversion into USD, equals or exceeds your USD investment in the securities.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the RUB/USD exchange rate on any valuation date and, accordingly, the amount of U.S. dollars you will receive on interest payment dates and at maturity.

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RUB Denominated / USD Payable

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The issuer, its subsidiaries or affiliates may publish research that could affect the market value of the securities.  They also expect to hedge the issuer’s obligations under the securities.  The issuer or one or more of its affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities.  Any of these activities may affect the value of the securities.  In addition, the issuer’s subsidiaries expect to hedge the issuer’s obligations under the securities and they may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any securities or in any secondary market transactions.

RUB 15,000,000 Senior Fixed Rate Step-Up Securities due April 16, 2017
RUB Denominated / USD Payable

Historical Information

The following table sets forth the published high, low and end-of-quarter RUB/USD exchange rates for each quarter in the period from January 1, 2007 through March 26, 2012.  The related graph sets forth the daily exchange rates of the RUB relative to the USD for the period from August 28, 1998 through March 26, 2012.  We obtained the information in the table and graph below from Bloomberg Financial Markets (“Bloomberg”), without independent verification.  You cannot predict the future performance of the RUB relative to the USD based on its historical performance.  We cannot give you any assurance that the ruble will strengthen relative to the dollar on any valuation date.  In addition, the exchange rates published by Bloomberg Financial Markets may differ from the rate determined pursuant to “Fact Sheet––Key Terms––Exchange rate” above. If the ruble depreciates relative to the dollar on any valuation date, the related interest amount would be less than it otherwise would have been, and the payment of principal you receive at maturity will be less, and possibly significantly less, than your initial investment.

RUB (# RUB / USD)	High	Low	Period End
2007
First Quarter	26.5825	25.9738	26.0222
Second Quarter	26.0575	25.6939	25.8175
Third Quarter	25.8800	24.9515	24.9515
Fourth Quarter	25.0515	24.3022	24.5325
2008
First Quarter	24.8025	23.4875	23.4875
Second Quarter	23.8867	23.3258	23.4011
Third Quarter	25.8063	23.0890	25.3946
Fourth Quarter	30.3517	25.6242	30.3517
2009
First Quarter	36.4642	31.1075	33.7892
Second Quarter	34.1483	30.5658	31.0800
Third Quarter	33.0650	30.0142	30.0296
Fourth Quarter	30.7167	28.6650	29.8379
2010
First Quarter	30.4704	29.1633	29.4888
Second Quarter	31.8238	28.9731	31.2546
Third Quarter	31.3054	29.8185	30.5250
Fourth Quarter	31.4340	29.6433	30.3806
2011
First Quarter	30.6208	28.1256	28.4306
Second Quarter	28.4750	27.2467	28.1888
Third Quarter	32.4329	27.4433	28.6747
Fourth Quarter	32.8146	29.7800	28.6747
2012
First Quarter (through March 26, 2012)	32.1296	28.9595	29.1933

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RUB Denominated / USD Payable

RUB/USD Daily Exchange Rates August 28, 1998 through March 26, 2012 (expressed as units of RUB per USD)

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RUB Denominated / USD Payable

Additional Selling Restrictions

No public offering of the securities, or possession or distribution of any offering material in relation thereto, is permitted in any jurisdiction where action for that purpose is required unless the relevant action has been taken.

Switzerland

This investment product is not a collective investment scheme in the meaning of the Swiss Federal Act on Collective Investment Schemes (CISA). Accordingly, holders of this investment product do not benefit from the investor protection under the CISA or the approval or supervision the Swiss Financial Market Supervisory Authority (FINMA). Investors bear the issuer risk. Accordingly, the value of this investment product is dependent not only on the development of the underlying assets but, among others, also on the creditworthiness of the issuer which may vary over the term of the investment product.

This investment product may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange Ltd or on any other stock exchange or regulated trading facility in Switzerland. This document does neither constitute an issue prospectus pursuant to Article 652a and Article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange Ltd or any other regulated trading facility in Switzerland, or a simplified prospectus according to Article 5 of the Swiss Collective Investment Schemes Act.

This document is personal to each offeree and does not constitute an offer to any person. This document may only be used by those persons to whom it has been handed out in connection with the offer described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the issuer. It may not be used in connection with any other offer and shall in particular not be copied and / or distributed to the public.

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Where You Can Find More Information
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  You should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Prospectus Supplement dated November 21, 2011

Prospectus dated November 21, 2011

Terms used in this pricing supplement are defined in the prospectus supplement or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

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